Faraday Future
Shareholder Letter
Q2 2023





The second quarter was full of excitement. After the first vehicle rolled off the line in April, we kicked off the start of Phase 1 delivery of the FF 91 2.0 Futurist Alliance on May 31st. On August 12th, we officially handed over our first vehicle to our first Developer Co-Creation user and started Phase 2 Co-Creation delivery. This marked a culmination of nine years of research and development, and with the support of millions of fans, the long-awaited FF 91 vehicles are now officially on the streets. The Company has now entered into its revenue generation stage. This achievement has brought us a step closer to fulfilling our vision of bringing innovative, technologically advanced luxury vehicles to users worldwide.

The technological innovations we have incorporated into our vehicles continue to distinguish us in the ever-evolving EV market. In May, we launched our innovative Generative AI Product Stack, a foray into the field of GPT AI technology that redefines the integration of advanced AI capabilities in automotive operations. In June we announced the successful completion of the Company's first FF Developer Co-Creation Mission event, which took place at Willow Springs International Raceway. Here the FF 91 2.0 Futurist Alliance set a remarkable new record in its class of ultimate luxury production EVs weighing over 6,000 pounds. With no additional special track-specific modifications for this specific test at Willow Springs Raceway, the car achieved a lap time of 1 minute and 35 seconds.

On the operations side, we continue to strengthen our team. Over the past quarter, we have welcomed several industry experts to our team. Rich Schmidt joined us as the new Vice President of Manufacturing, while Edward Darwick took on the role of Head of Finance Operations. Recently we welcomed Jonathan Maroko, who has extensive experience in capital markets as interim CFO. With their extensive industry knowledge and expertise, we are confident that they will further strengthen our commitment to operational excellence and financial prudence.



Phase 2 Co-Creation Delivery

- Now in Phase 2 delivery for the FF 91 2.0 Futurist Alliance
- Has successfully completed all compliance testing
- First user and Developer Co-Creator has now received their FF 2.0 Futurist Alliance
- Launched the selection and signing process for the second batch of users
- Collaborating with industry leaders to launch owner developer co-creation projects, creating substantial value through cost-effective and innovative methods, contributing to the advancement of the automotive industry and beyond

Co-Creation

The Company also announced its Developer Co-Creation program. FF Co-Creation is an open platform where users collaborate with the Company. It is based on an open economy and user-centric philosophy and strives to jointly improve product power and technology transformation by thoroughly involving users in the whole FF business process.

The Developer Co-Creation project includes:

- **FPO (Futurist Product Officer):** FPO helps identify user experience bugs in apps, offers improvement recommendations, provides valuable insights for better product experience, and contributes to the product power upgrade. This in-depth product definition process is aimed to jointly create products that best embody Ultimate AI Techluxury.
- **FTO (Futurist Technology Officer):** FTO participates in the development of in-vehicle software, AI algorithms, applications and services through FF's SDK, open technology platform and application release platform. FTO can also work with FF engineers through the open-source community to provide valuable R&D support to FF and jointly drive technology transformations in the automotive industry.
- **FMO (Futurist Marketing Officer):** Serves as a platform that connects the FF brand with its users. By partnering with FF, these Developer Co-Creators not only boost FF's brand reputation and product awareness but also contribute to spreading the mission and values of the Futurist community. Each Co-Creator will be rewarded based on their respective contributions.



- **FSC (Futurist Spire Club):** Mainly composed of celebrities, entrepreneurs, industry celebrities, and racers with a focus on building word of mouth and niche marketing for FF products among spire users.
- **FSO (Futurist Service Officer):** FSO consists of two categories, those who serve and are in the inner circle of the elites (the spire group), and those who are after-sales service experts within the industry. They contribute to provide the ultimate pre-sale sand after-sales service quality by offering FF their personal platforms and connections.
- **FOO (Futurist Operation Officer):** Co-Creators who can help provide valuable advice and feedback on the FF's operations.

Since launching our Co-Creation campaign, we have collaborated with several industry elites, providing valuable feedback to the Company. These initial Developer Co-Creators have also assisted the Company in aspects such as brand marketing and user acquisition, among others.

A Leader in Automotive AI

Since announcing our Generative AI Product Stack to the public in May, the team has been hard at work building out additional functions. We have developed a "Watch and Chat" product prototype, targeting specific scenarios such as movies, TV shows, and short videos. It utilizes a large language model to offer proactive AI services, providing relevant information on an ultra-wide passenger screen, enabling users to access real-time information while enjoying multimedia content. The system deeply integrates the large language model, complementing expert system based on traditional nature language understanding to build a more flexible and intelligent AI service system. Different AI models are used to cater to users' diverse intents, and the prototype has completed specific core functional domains.

We also released our Autonomous driving system, named FF aiDriving, during the launch event. Our aiDriving system builds on innovative technologies, ensures ultimate safety, frees up driver's time and attention, and provides a personalized experience to each of our users. FF aiDriving system provides the functions of automatic emergency braking (AEB), adaptive cruise control (ACC), lane centering control (LCC), smart parking, smart summoning, and many other useful features. With the help of these features, we recently took the vehicle on a road trip and drove from Silicon Valley to Downtown LA on a single battery charge.

Introducing the FF 91 2.0 Futurist Alliance

As FF officially enters the 2.0 stage of development, the Company believes that the future development of products and technology in the spire mobility industry will be characterized by FF's four new trends of All-AI, All-Hyper, All-Ability, and Co-Creation.

The first of its kind, the "All-Ability aiHypercar" FF 91 2.0 Futurist Alliance is a newly evolved silicon-based species, which features incredible vehicle configurations and performance. Three motors with 1050hp; 1977Nm of electric motor output torque, largest in class; battery pack energy: 142kwh, the largest in class; EPA certified range: 381mi, the farthest in class.

The FF 91 2.0 Futurist Alliance has a "moat body structure" + "moat pack structure". The "moat design" is intended to balance optimal occupant protection and high voltage battery protection as well as providing optimal packaging space for the vehicle design.

FF aiHypercar 6x4 Architecture 2.0: The next-generation technology driven by FF AI

The "FF aiHyper 6x4 Architecture 2.0," powered by FF AI, enables the vehicle to perceive user habits, engage in continuous learning and evolve, with the goal of surpassing users' understanding of themselves. Through the "3rd aiSpace", users can fully indulge in the unique convenience and enjoyment of the spacious interior.

"6x4" refers to the vertical integration and horizontal penetration of FF's six technology platforms and four technology systems. The six technology platforms are "FF OpenApp", "FF aiOS 2", "FF aiHW 2.0", "FF Mechanical", "FF Cloud" and "FF AI". The four technology systems are the "Magic All-In-One", "Hyper Multi-Vectoring", "3rd aiSpace", and "FF aiDriving."


All-Ability aiHypercar
FF 91 2.0 Futurist Alliance

FF 91 – Six Technology Platforms

FF OpenApp

- Open platform for app development that serves both in-house and third-party developers, providing users with a wide range of internet services and software.
- Personalized AI engine, creating one-of-a-kind personalized content aggregation scenarios that cater to each driver and passenger, providing unique individualized experience.

FF aiOS 2.0

- Diversified operating system based on Linux + RTOS, integrated with robot operating software and Android platform, providing support for the four technology systems.
- Unified operating system enabling multi-functionality and high efficiency, ensuring flexibility and security.
- Access to unprecedented software functions and a wide range of application scenarios.

FF aiHW 2.0

- Foundation for the four technology systems.
- Integrates seven categories of intelligent hardware, including computing, sensing, communication, network, display, audio, and lighting, ensuring the ultimate immersive user experience.

FF Mechanical

- Eight categories: materials, structural components, mechanisms, high voltage components, electric propulsion, energy efficiency, safety, ergonomics and comfort.
- Integrates cutting-edge technologies to offer users unparalleled levels of safety, comfort, and unique experiences.

FF Cloud

- Cloud platform for the growth and evolution of AI by leveraging IaaS cloud services to integrate computing, storage, network, Web 3, AI model training, and big data.
- Provides the four technology systems with extraordinary computing power, AI growth, security and trust, and cloud abilities that enable cross-domain multimodal data fusion.

FF AI

- The foundation of the six technology platforms.
- Enabling cross-functional integration across multiple domains and empower the four technology systems. The unique fusion of General AI + Personalized AI + 1-on-1 Bespoke Private AI and large-scale, multimodal platform training delivering the ultimate mobility experience to spire users.

FF 91 – Four Technology Systems

Magic All-in-One

All-terrain AI Body Control Technology System. All-in-one combination of the performance of a supercar, the comfort and handling of a sedan, and the high ground clearance, visibility and space of an SUV.

Hyper Multi-Vectoring

Integrated multi-axis torque technology system for AI propulsion, steering and braking. Combination of extreme performance, class-leading range, excellent ride control and safety.

3rd aiSpace

AI Space & Internet Technology System. Using AI to enhance the time and space during commutes, providing greater value to users per unit time and transforming the driving and riding experience between Point A and Point B.

FF aiDriving

FF aiDriving Technology System provides the unique fusion of General AI + Personalized AI + 1 on 1 Bespoke Private AI, which is envisioned to deliver an aiDriving experience that knows you better than you know yourself.

Production & Deliveries

Having started Phase 2 delivery of the vehicle, the manufacturing team in Hanford continues to focus on delivering the highest quality FF 91 vehicles to our users. We have developed and launched our customer craftsmanship audit procedure and standards allowing us to more effectively evaluate the safety and quality of our vehicles.

Looking forward, as we work to scale up production, our manufacturing team continues to optimize the facility to ensure increases in volumes for the rest of 2023. We are looking to triple our manufacturing team over the coming months with the addition of a second shift to support the increase in production volume.

Delivery and Sales Highlights

In Q2, we signed our first three FPO Co-Creation users, Rem D Koolhaas, designer well know for his innovative and disruptive ideas, Jason Oppenheim, renowned ultra luxury real estate agent and the superstar of Netflix's hit series, Selling Sunset and a representative of Private Collection Motors, a luxury car dealership in Costa Mesa, California.

We asked these users to experience our vehicles at the racetracks of Willow Springs to collect user feedback and received overwhelming positive support for the functionality, drive and design of the transformative FF 91 2.0 Futurist Alliance. The Company has further entered into consulting, branding, and other arrangements with our FPO partners to collaboratively tap into the luxury real estate and luxury car circles.

On August 12th, Faraday Future hosted its 1st Delivery Ceremony for an FF 91 2.0 Futurist Alliance to the representative of Private Collection Motors.




Pebble Beach, Monterey Car Week

FF hosts FF Developer Co-Creation Festival

- On August 16th, the FF 91 2.0 Futurist Alliance participated in the Pebble Beach Fuel Run event from Malibu to Monterey
- On August 17th, the Co-Creators and owners drove FF vehicles in Fuel Run around Monterey County with other hyper cars + super cars, showcasing the FF 91 2.0 Futurist Alliance's exceptional handle and performance
- Second group of users kicked off the FF Co-Creation Festival and signed Co-Creation agreements with FF
- Le Mans champion racer Justin Bell, the first FF 91 2.0 Futurist Alliance car owner of second group of users of the Phase 2 Co-Creation delivery created an exclusive co-creation session interviewing the chairman of Pebble Beach Concours d'Elegance Sandra Button, Head of Product and Mobility Ecosystem of Faraday Future Max Ma, and Faraday Future Founder and CPUO YT Jia in front of The Lodge at Pebble Beach

Funding

As previously announced, in the second quarter, we secured an additional $100 million of committed financing via unsecured convertible notes, subject to certain conditions. Of this amount, FF Global Partners ("FFGP"), consisting of 20 current and former senior executives of the Company committed $80 of this $100 million, through an independent investment vehicle, in support of Faraday Future's growth and early funded the company $22 million of gross commitments, waiving closing conditions in support of FF.

Further, on June 26th, FF accelerated $15 million of funded secured notes and secured $90 million of funding commitments from existing investors of which we have received $10 million. As of today, we have remaining convertible notes financing commitments of $171.3 million, and ELOC of $350 million. Both of which are subject to certain conditions and milestones.

Looking forward in the third quarter, we expect to have cash from vehicle sales, as well as financing from existing commitments and effective registration statements to help fund cash needs as we ramp up vehicle production. Furthermore, the Company is also exploring strategic financing and asset-based debt financing opportunities.


Faraday Future

2023 and Beyond

The Company remains on track for its updated three-phase delivery plan for which we kicked off Phase 2 Co-Creation delivery on August 12th. We expect to gradually ramp up FF91 production in 2023 while utilizing a portion of the initial production for our sales and marketing campaign to meet user needs. On the cost side, we continue to improve operational efficiency and are working to reduce costs, both in terms of our per vehicle cost, and at a company-wide level.

The ultra-high-end vehicle market, within which the FF 91 2.0 Futurist Alliance falls, is approximately 55,000 vehicles per year. We believe FF is the only EV company focused on this market segment. Additionally, the China market represents a significant portion of the global ultra-high-end vehicle demand. FF believes its dual-US-China-home market strategy uniquely positions the Company to take advantage of this market composition. We continue to reiterate our goal to create a profitable business with operating cashflow breakeven in 2025.

China Update

On August 17th, FF completed the business registration for "FF Auto (Hubei) Co., Ltd" marking a significant step forward in the progress of our China efforts. We believe that a successful collaboration will shape the next generation of shared intelligent transportation ecosystem and establish the most influential internet-based intelligent electric vehicle brand both nationally and globally. We further expect that such a collaboration will support the development of a leading high-end internet-based intelligent electric vehicle industry city globally, becoming a representative base for new energy and intelligent vehicle industries.


Faraday Future
FF App & FF.com

Financial Highlights

Operating Expense	Operating expenses for the quarter ended June 30, 2023, were $49.4 million compared to $137.5 million for the quarter ended June 30, 2022. The change in operating expenses was primarily due to a decrease in engineering, design, and testing ("ED&T") services as the Company substantially completed R&D activities related to the FF 91 vehicle in 2022 and was focused on capitalizable activities attributable to Start of Production which was achieved on March 29, 2023, coupled with decreases in personnel and compensation and professional services as part of the Company's cost cutting efforts and the conclusion of the special committee investigation.
Net Income / (Loss)	Net loss for the quarter ended June 30, 2023, was $124.9 million compared to a loss of $141.7 million for the quarter ended June 30, 2022. The change in net loss was primarily due to lowered operating expense partially offset by higher non-cash mark-to-market measurements and settlements of the secured convertible notes and warrants recorded in the second quarter this year.
Net Cash Used	Net cash used in operating activities for the six months ended June 30, 2023 was $160.7 million compared to $235.1 million for the six months ended June 30, 2022. Capital expenditures were $25.9 million for the six months ended June 30, 2023, compared to $90.2 million for the six months ended June 30, 2022. Net cash provided by financing activities for the six months ended June 30, 2023 was $181.8 million compared to net cash used in financing activities of $85.8 million for the six months ended June 30, 2022.
Balance Sheet	Cash as of June 30, 2023 was $19.4 million, including $1.5 million of restricted cash.



Forward Looking Statements

This Shareholder Letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements can be identified by the use of forward-looking terminology, including the words "believes," "estimates," "anticipates," "expects," "intends," "plans," "may," "will," "potential," "projects," "predicts," "continue," or "should," or, in each case, their negative or other variations or comparable terminology. These forward-looking statements, which include among other things, statements regarding the Company's projected timeline and access to current and future financing, expectations regarding the Company's ability to execute on its efforts in China, expectations regarding the Company's technology and production ramp up, the market for the FF 91 2.0 Futurist Alliance, expectations regarding trends in the spire mobility and EV industry, and expectations regarding the Developer Co-Creation Projects, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the Company's ability to continue as a going concern and improve its liquidity and financial position; whether the Company's Amended Shareholder Agreement with FF Top Holding LLC complies with Nasdaq listing requirements, the market performance of the Company's Common Stock; the Company's ability to regain compliance with, and thereafter continue to comply with, the Nasdaq listing requirements; the Company's ability to satisfy the conditions precedent and close on the various financings described in this Shareholder Letter and disclosed elsewhere by the Company; the result of any future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company's ability to amend its certificate of incorporation to permit sufficient authorized shares to be issued in connection with the Company's existing and contemplated financings; the Company's ability to remain in compliance with its public filing requirements under the Exchange Act; the outcome of the Securities and Exchange Commission (SEC) investigation relating to the matters that were the subject of the Special Committee investigation and other litigation involving the Company; the Company's ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company's estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company's vehicles; the success of other competing manufacturers; the performance and security of the Company's vehicles; potential litigation involving the Company; general economic and market conditions impacting demand for the Company's products; recent cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; and the ability of the Company to attract and retain directors and employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2022, as well as in other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Trademarks

This Shareholder Letter contains trademarks, service marks, trade names and copyrights of Faraday and other companies, which are the property of their respective owners.

Unaudited Condensed Consolidated Balance Sheet

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
Assets		
Current assets		
Cash	$ 17,893	$ 16,968
Restricted cash	1,503	1,546
Inventory	10,301	4,457
Deposits	61,317	44,066
Other current assets	14,583	17,489
Total current assets	**105,597**	**84,526**
Property and equipment, net	425,294	406,320
Finance lease right-of-use assets	12,181	12,362
Operating lease right-of-use assets	18,091	19,588
Other non-current assets	6,325	6,492
Total assets	**$ 567,488**	**$ 529,288**
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable	$ 92,757	$ 91,603
Accrued expenses and other current liabilities	55,835	65,709
Warrant liabilities	19,577	92,781
Related warrant liabilities	1,526	—
Accrued interest	25	189
Related party accrued interest	70	—
Operating lease liabilities, current portion	2,730	2,538
Finance lease liabilities, current portion	1,416	1,364
Related party notes payable	8,778	8,964
Notes payable, current portion	4,905	5,097
Total current liabilities	**187,619**	**268,245**
Finance lease liabilities, less current portion	5,844	6,570
Operating lease liabilities, less current portion	16,622	18,044
Other liabilities	10,051	9,429
Operating lease liabilities, less current portion	7,777	-
Notes payable, less current portion	61,875	26,008
Total liabilities	**289,788**	**328,296**
Commitments and contingencies		
Stockholders' equity		
Class A Common Stock,$0.0001 par value	142	56
Class B Common Stock, $0.0001 par value	6	6
Additional paid-in capital	4,065,136	3,724,180
Accumulated other comprehensive gain	9,072	3,505
Accumulated deficit	(3,796,656)	(3,526,755)
Total stockholders' equity	**277,700**	**200,992**
Total liabilities and stockholders' equity	**$ 567,488**	**$ 529,288**

Unaudited Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Revenues				
Auto sales	$ —	$ —	$ —	$ —
Cost of revenues				
Auto sales	6,613	—	6,613	—
Gross profit/(loss)	(6,613)	—	(6,613)	—
Operating expenses				
Research and development	25,269	96,608	83,077	211,543
Sales and marketing	7,699	6,198	12,764	12,384
General and administrative	17,062	33,253	43,575	61,133
Loss on disposal of property and equipment	—	1,407	3,698	1,407
Change in fair value of earnout liability	(664)	—	2,100	—
Total operating expenses	49,366	137,466	145,214	286,467
Loss from operations	**(55,979)**	**(137,466)**	**(145,214)**	**(286,467)**
Change in fair value of notes payable and warrant liabilities	24,324	5,158	72,459	6,344
Change in fair value of related party notes payable and related party warrant liabilities	384	—	384	—
Loss on settlement of notes payable	(85,392)	—	(183,528)	—
Loss on settlement of related party notes payable	(6,492)	—	(6,492)	—
Interest expense	(209)	(1,128)	(501)	(4,874)
Related party interest expense	(70)	(1,313)	(70)	(1,935)
Other (expense) income, net	(1,466)	(6,936)	(298)	(7,851)
Loss before income taxes	**(124,900)**	**(141,685)**	**(269,873)**	**(294,783)**
Income tax provision	(28)	(9)	(28)	(9)
Net loss	**$ (124,928)**	**$ (141,694)**	**$ (269,901)**	**$ (294,792)**
Net loss per share of Class A and B Common Stock attributable to common stockholders:				
Basic	$ (0.10)	$ (0.44)	$ (0.28)	$ (0.91)
Diluted	(0.10)	(0.44)	(0.28)	(0.91)
Weighted average shares used in computing net loss per share of Class A and B Common Stock:				
Basic	1,196,878,783	322,717,920	963,766,803	322,466,055
Diluted	1,196,878,783	322,717,920	963,766,803	322,466,055
Total comprehensive loss				
Net loss	$ (124,928)	$ (141,694)	$ (269,901)	$ (294,792)
Foreign currency translation adjustment	6,122	4,248	5,567	3,684
Total comprehensive loss	$ (118,806)	$ (137,446)	$ (264,334)	$ (291,108)

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six Months Ended June 30,	
	2023	**2022**
Cash flows from operating activities		
Net income / (loss)	$ (269,901)	$ (294,792)
Adjustments to reconcile net loss to net cash used in operating activities		
Depreciation and amortization expense	14,534	9,846
Stock-based compensation	9,272	6,474
Loss on disposal of property and equipment	3,698	1,407
Non-cash change in fair value of related party notes payable and related party warrant liabilities	(384)	—
Non-cash change in fair value of notes payable and warrant liabilities	(72,930)	(6,344)
Change in fair value measurement of earnout liability	2,100	—
Amortization of operating lease right-of-use assets and intangible assets	1,419	—
Loss on foreign exchange	164	2,484
Loss (gain) on forgiveness of accounts payable and deposits, net	135	2,190
Non-cash interest expense	—	4,609
Loss on settlement of notes payable	183,528	—
Loss on settlement of related party notes payable	6,492	—
Other	669	216
Changes in operating assets and liabilities:		
Deposits	(17,767)	11,104
Inventory	(5,844)	(950)
Other current and non-current assets	2,977	2,998
Accounts payable	9,905	24,403
Accrued expenses and other current liabilities	(27,551)	12,785
Operating lease liabilities	(1,097)	(1,678)
Accrued interest expense	(127)	(9,856)
Net cash used in operating activities	**(160,708)**	**(235,104)**
Cash flows from investing activities		
Payments for property and equipment	(25,852)	(90,234)
Net cash used in investing activities	**(25,582)**	**(90,234)**
Cash flows from financing activities		
Proceeds from notes payable, net of original issuance discount	160,800	—
Proceeds from related party notes payable, net of original issuance discount	19,782	—
Proceeds from exercise of warrants	4,074	—
Payments of notes payable		(87,258)
Settlement of notes payable transaction costs	(1,834)	—
Settlement of related party notes payable transaction costs	(355)	—
Payments of finance lease obligations	(673)	(936)
Proceeds from exercise of stock options	44	2,354
Net cash (used in) provided by financing activities	**181,838**	**(85,840)**
Effect of exchange rate changes on cash and restricted cash	5,604	2,235
Net (decrease) increase in cash and restricted cash	**882**	**(408,943)**
Cash and restricted cash, beginning of period	18,514	530,477
Cash and restricted cash, end of period	**$ 19,396**	**$ 121,534**

Unaudited Condensed Consolidated Statement of Cash Flows

(continued)

(in thousands)

	June 30, 2023		Dec 31, 2022	
Cash	$	17,893	$	16,968
Restricted cash		1,503		1,546
Total cash and restricted cash, end of period	$	19,396	$	18,514

	Six months ended June 30,			
	2023		2022	
Supplemental disclosure of cash flow information				
Cash paid for interest	$	465	$	12,937
Supplemental disclosure of noncash investing and financing activities				
Additions of property and equipment included in accounts payable and accrued expenses	$	20,047	$	7,331
Reclassification of Feb. 28, 2023 stock-based awards liability to equity due to authorized share increase		8,978		—
Reclassification of Feb. 28, 2023 earnout shares liability to equity due to authorized share increase		5,014		—
Conversion of related party notes payable and accrued interest into Class A Common Stock		9,739		—
Conversion of notes payable and accrued interest into Class A Common Stock		96,719		—
Issuance of Secured SPA Warrants pursuant to the Exchange Agreement		30,348		—
Issuance of Secured SPA Notes pursuant to the Exchange Agreement		16,500		—
Reduction in outstanding warrants pursuant to the Exchange Agreement		(16,506)		—
Reclassification of earnout shares from equity to liability on April 21, 2023 due to insufficient authorized shares		2,112		—
Reclassification of stock-based awards from equity to liability on April 21, 2023 due to insufficient authorized shares		2,979		—
Change in classification of warrants from Additional paid-in capital to liability pursuant to the Warrant Exchange		6,811		—
Recognition of operating right of use assets and lease liabilities upon adoption of ASC 842 and for new leases entered into in 2022		—		9,991

Thank you

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FARADAY FUTURE